Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.0001 per share, of QDM International Inc., a Florida corporation, and that this agreement be included as an Exhibit 1.1 to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments, and for the completeness and accuracy of the information concerning such party contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other party making the filing unless such party knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, each of the undersigned hereby executes this agreement as of August 13, 2024.

/s/ Erkai Wang
Erkai Wang

Ruiyin Capital Limited.

By:	/s/ Erkai Wang
Erkai Wang
Title:	Sole Director and Shareholder